SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  BERTOLET CAPITAL TRUST

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

1414 Sixth Ave.- 900

New York, NY  10019

TELEPHONE NUMBER:

(212) 508-4537

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

John E. Deysher

Bertolet Capital LLC

1414 Sixth Ave.- 900

New York, NY  10019

CHECK APPROPIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes                        /   / No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of New York, State of New York  on this ____ day of March, 2003.

ATTEST:	Bertolet Capital Trust

/s/John E. Deysher
By: John E. Deysher, Trustee